UNITED STATES

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October 17, 2022

Sale Process Update

At the Company’s 2022 Annual Meeting scheduled for 10:00 am Eastern Time on October 24, 2022, the Company’s shareholders will vote on, among other things, a proposal for the approval of a proposed plan of sale authorizing the sale of all of the Company’s assets, the repayment of the Company’s debt and satisfaction of the Company’s other liabilities and the distribution of net proceeds to our shareholders. Detailed information regarding the plan of sale is included in the Company’s definitive proxy statement for its 2022 Annual Meeting available on its website and filed by the Company with the Securities and Exchange Commission on September 14, 2022 (the “Proxy Statement”). The forward looking statements set forth below are qualified by, and subject to, the qualifications and risks set forth under “The Cautionary Note Regarding Forward Looking Statements” and “Risk Factors” in the Proxy Statement.

In light of the fast-approaching Annual Meeting, the Company is providing shareholders with an update on the status of the Company’s on-going sale process.

On March 1, 2022, the Company announced that its Board of Trustees has commenced a process to review a broad range of strategic alternatives to enhance shareholder value and appointed a special committee to oversee the process. On March 30, 2022, the Company terminated its status as a REIT for U.S. federal tax purposes effective January 1, 2022.

During the period from March 30, 2022 through October 13, 2022, the Company sold 45 properties and joint venture interests, generating $410.9 million of gross proceeds comprised of:

•	$183.9 million of gross proceeds from vacant or non-income producing assets sold at $51.30 per square foot. The sale of these assets eliminates $7.4 million of carrying costs; and

•	$161.0 million of gross proceeds were from income producing stabilized properties, partially leased development sites and outparcel pads reflecting a 5.1% blended in-place capitalization rate; and

•	$66.0 million of gross proceeds from monetizing JV interests.

Moreover, the sales process has generated a robust sales pipeline. As of October 13th, 2022, the Company had assets under contract for sale for total anticipated gross proceeds of $400.3 million (the “Pending Sales”) including transactions with no contingencies but subject to customary closing conditions for total anticipated proceeds of $171.9 million and transactions for total anticipated proceeds of $228.4 million, subject to customary due diligence and closing conditions. Additionally, the Company has accepted offers and is currently negotiating definitive purchase and sale agreements on assets with offers of approximately $670 million (the “Pipeline Sales”). The Pending Sales and the Pipeline Sales are a combination of multi-tenant retail assets, certain premier and mixed-use assets as well as non-core assets. In addition to the assets that have been sold or that are subject to the Pending Sales and the Pipeline Sales, the remainder of the Company’s portfolio are assets the Company is currently marketing, intends to shortly market for sale or is considering the most opportune time to commence marketing based on market conditions, the status of the property including lease-up, development and entitlement and other factors, including a number of the Company’s premier and mixed use properties, certain multi-tenant retail properties and outparcel properties, a portfolio of residential properties that are currently in the entitlement process, certain non-core assets and properties held in joint ventures.

October 17, 2022

As of October 13, 2022, the outstanding principal balance under the Company’s Term Loan Agreement with Berkshire Hathaway was $1.27 billion, after taking into account $170 million of loan prepayments since the announcement of the Company’s strategic review, which amount was available from asset sale proceeds after taking into account ongoing development costs, operating shortfalls, the funding of the Sears litigation settlement and cash reserves. As previously disclosed, the maturity date under the Term Loan Agreement is July 31, 2023. However, the Company has the option to elect to extend the maturity date for two years until July 31, 2025 if the principal amount outstanding under the Term Loan Agreement is reduced to $800 million by July 31, 2023. The Company expects the Pending Sales and the Pipeline Sales to provide sufficient proceeds to qualify the Company to for the extension of maturity date under the Term Loan Agreement, assuming the Pending Sales and the Pipeline Sales close prior to July 31, 2023 as is currently anticipated by Company.

Shareholder approval of the proposed plan of sale at the Company’s 2022 Annual Meeting will ensure that the Company will be able to continue selling assets under the oversight of its experienced Board of Trustees and special committee to generate the proceeds necessary to extend the maturity date of, and to repay, the Term Loan Agreement, avoiding any payment defaults, to reduce the Company’s operational cash burn, to redeem the Company’s preferred stock and to begin to distribute proceeds the shareholders as soon as possible.

As described in the Company’s proxy statement, the Special Committee, with the assistance of Barclays, financial advisor to the Special Committee, conducted a robust process in an effort to seek a buyer for acquisition of the Company as a whole. In that connection, in addition to the Company publicly announcing the Board’s exploration of strategic alternatives, at the direction of the Special Committee, Barclays approached approximately 20 potential buyers that the Special Committee and Barclays identified as potentially having interest in an to ascertain their interest in such an acquisition. To date, the Company has not received any indications of interest for an acquisition of the Company as a whole. The Company’s exploration of a potential sale of the Company as a whole remains ongoing and will continue. If the Board is presented with an actionable whole Company acquisition that it believes is more favorable to shareholders than continuing with the plan of sale, the Board would approve the transaction and present it to shareholders for their approval, notwithstanding prior approval by shareholders of the plan of sale.

Although the Board of Trustees may terminate the plan of sale in connection with an acquisition of the Company as a whole or if the Board otherwise determines that the plan of sale is no longer in the best interest of shareholders, once approved by shareholders, the Board of Trustees will not otherwise alter the terms of the plan of sale in a manner materially detrimental to shareholders without seeking further shareholder approval.